Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2019, in the Registration Statement (Form N-14) and related Prospectus of Portman Ridge Finance Corporation relating to the reorganization of OHA Investment Corporation into Portman Ridge Finance Corporation.

We also consent to the incorporation by reference therein of our report dated March 21, 2019 with respect to the financial statement schedules of OHA Investment Corporation for the years ended December 31, 2018, 2017 and 2016 included in the Annual Report (Form 10-K) for 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
September 6, 2019